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                                                                      EXHIBIT 21

               Subsidiaries of TriMedia Entertainment Group, Inc.

Subsidiary Name                                State of Organization
--------------------------------------------   ---------------------
Ruffnation Music, Inc.                             Pennsylvania

Metropolitan Recording Inc.                        Pennsylvania

Ruffnation Films LLC                               Pennsylvania

Snipes Productions, LLC                            Pennsylvania

TM Film Distribution, Inc.                           Delaware

TriMedia Film Group, Inc.                            Delaware

TME Entertainment Film-und Musik-Productions         Austria
 and-Verwertungs-Gessellschaft m.b.H.

FourPoint Play Productions, LLC                    Pennsylvania